[Ropes & Gray LLP]

June 22, 2007

Evergreen Municipal Trust

200 Berkeley Street

Boston, MA 02116

Ladies and Gentlemen:

We consent to the references to our firm under the caption “Federal Income Tax Consequences” in the Prospectus/Proxy Statement filed as part of the Registration Statement on Form N-14 to be filed by you with the Securities and Exchange Commission on June 22, 2007.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP